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                                                                      Exhibit 11
                               RUSSELL CORPORATION
                        Computation of Earnings Per Share
                 (Dollars in Thousands Except Per Share Amounts)
                                   (Unaudited)





                                           13 Weeks Ended               39 Weeks Ended
                                     ---------------------------  ----------------------------
                                       9/29/96          10/1/9      9/29/96          10/1/95
                                     ------------    -----------  -----------      -----------
Net income                           $    24,453     $    12,943  $    52,415      $     37,65
                                     ===========     ===========  ===========      ===========


Shares:
  Weighted average common
     shares outstanding               38,474,821      38,957,004   38,585,647       39,173,504

  Net common shares issuable
     on exercise of certain
     stock options                       294,798         171,001      185,465          240,247
                                     -----------     -----------  -----------      -----------


  Average common and common
     equivalent shares
     outstanding                      38,769,619      39,128,005   38,781,112       39,413,751
                                     ===========     ===========  ===========      ===========



Earnings per common
  and common equivalent share        $       .63     $       .33  $      1.35      $       .96





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